Separation Agreement and General Release

This Separation Agreement and General Release (“Separation Agreement”) is entered into between David Sipes (referred to as “Employee”), and 8x8, Inc. (referred to as “8x8” or the “Company”), regarding Employee’s separation of employment with 8x8. Together Employee and the Company are referred to each as a “Party” and, collectively, the “Parties.”

Whereas, the Parties entered into an employment agreement on December 9, 2020, in which Employee accepted the job position of Chief Executive Officer of the Company (such agreement, the “Employment Agreement”);
Whereas, pursuant to the Employment Agreement, Employee is an eligible participant in the 2017 Executive Change-In-Control and Severance Policy, as amended and restated as of January 31, 2019, a copy of which is attached hereto as Attachment A (the “Policy”), which provides for the payment of severance and other benefits in connection with certain terminations of Employee’s employment, subject to the terms and conditions of the Policy, except as otherwise set forth in the Employment Agreement;
Whereas, the employment relationship between Employee and the Company terminated effective November 30, 2022 (the “Termination Date”); and
Whereas, in connection with the separation of Employee’s employment with the Company, the Parties desire to enter into this Separation Agreement in order to set forth the terms and conditions pursuant to which the Severance Benefits (as defined below) shall be paid to Employee, and Employee desires to provide the general release of claims in this Separation Agreement in order to satisfy a condition to the payment of such severance benefits.
Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1.Termination Date. Employee’s employment with 8x8 terminated as a result of a Constructive Termination (as defined in the Policy) by the Company, effective as of the Termination Date. Effective as of 12:01 AM PST on the Termination Date, Employee shall have resigned from all positions Employee holds as an employee, officer, director, agent, or representative of the Company or any of its affiliates, and, as a condition of Employee’s receipt of the Severance Benefits, Employee agrees to take such actions and execute such documents as the Company may reasonably request in connection therewith.
2.Severance.
(a)Subject to Employee’s timely execution of this Separation Agreement in accordance with the terms hereof, and subject to Employee’s agreement to be bound by, and adherence to, 8x8’s Confidential Information, Non-Disclosure and Invention Assignment Agreement attached hereto as Attachment B (the “IP Agreement”), to the extent the provisions of such IP Agreement apply following the end of employment, the Company shall provide Employee, within ten (10) business days following the Effective Date of this Separation Agreement (as defined in Section 12 below), a lump sum severance payment in the amount of $363,300, which is equivalent to the sum of (i) 50% of Employee’s base salary in effect as of immediately prior to the Termination Date (totaling $273,000) and (ii) the prorated portion of the second half bonus for fiscal year 2023 (beginning October 1, 2022) through the Termination Date (totaling $90,300).

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(b)Subject to Employee’s timely execution (and non-revocation) of the Supplemental Release of Claims attached hereto as Attachment C (the “Supplemental Release”) in accordance with the terms thereof, and subject to Employee’s agreement to be bound by, and adherence to, the IP Agreement, to the extent the provisions of such IP Agreement apply following the end of employment, the Company shall provide Employee with the following benefits:

i.Provided that Employee elects to receive continuation of coverage as of the Termination Date under the Company’s group health insurance plans (including medical and dental insurance) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement for the full premium amounts charged to Employee under COBRA for the continuation of such group health insurance coverage, for a period of eighteen (18) months following the Termination Date; provided, however, reimbursement of any such premium amounts due between the Termination Date and the Supplemental Release Effective Date (as defined in the Supplemental Release) shall be made to Employee within ten (10) business days following the Supplemental Release Effective Date;

ii.Employee shall have the right, on the same basis as employees of the Company, for a period of eighteen (18) months following the Termination Date, to participate in and to receive benefits under any Company life, disability or other group insurance plans not described in Section 2(b)(i), as well as under the Company’s educational assistance and other benefit plan and policies, to the extent such rights are available, or can be secured on commercially reasonable terms, under such plans and policies; and

iii.Employee’s vesting will be accelerated by twenty-four (24) months following the Termination Date with respect to any of Employee’s Time-Based Equity Awards (as defined in the Policy) that were not vested as of the Termination Date. Attachment D sets forth Employee’s vested Time-Based Equity Awards as of the Termination Date, together with the number of such Time-Based Awards the vesting of which is accelerating in accordance with this Section 2(b)(iii).

(c)Provided that this Separation Agreement and the Supplemental Release become effective and non-revocable in accordance with their terms, notwithstanding anything contained in this Separation Agreement or the Supplemental Release to the contrary, if a Change-in-Control occurs within three (3) months following the Termination Date, then effective as of the date of such Change-in Control:

i.Employee will be deemed to have satisfied the performance vesting condition for 100% of the Company shares covered by Employee’s outstanding Stock Performance-Based Equity Awards (as defined in the Policy) that have a target Company share price for vesting purposes equal to or less than the Transaction Price (as defined in the Policy), and Employee will fully vest in all shares covered by such Stock Performance-Based Equity Awards for which the performance condition is deemed satisfied;

ii.Employee will be deemed to have satisfied the performance vesting condition for that percentage of the Company shares covered by Employee’s TSR Performance-Based Equity Awards (as defined in the Policy) determined by applying the formula set forth in the applicable award agreement as if (a) the last day of each performance measurement period specified in such agreement were the date of the Change-in-Control and (b) the fair market value of the Company’s common stock on such date were the Transaction Price provided, and Employee will fully vest in all shares covered by such TSR Performance-Based Equity Awards for which the performance condition is deemed satisfied; and

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iii.Employee’s vesting with respect to any of Employee’s Time-Based Equity Awards that remain unvested following the Termination Date will be accelerated in full.

iv.Attachment E sets forth Employee’s unvested Stock Performance-Based Equity Awards, TSR Performance-Based Equity Awards and Time-Based Equity Awards as of the Termination Date, together with the number of shares subject to such awards that would vest (or be eligible to vest) upon a Change-in-Control in accordance with this Section 2(c). For the avoidance of doubt, Employee will receive no acceleration of outstanding Stock Performance-Based Equity Awards or TSR Performance-Based Equity Awards unless a Change-in-Control occurs within three (3) months following the Termination Date.

(d)The Parties acknowledge and agree that the severance payments and benefits set forth in this Section 2 are the severance benefits contemplated by the Policy (as modified by the Employment Agreement) (collectively, the “Severance Benefits”). In addition, each of the Severance Benefits are subject to all required and authorized withholdings and deductions, including but not limited to, all applicable federal, state and local withholding taxes.
3.Equity Awards. Subject to Sections 2(b)(iii) and 2(c) above, in accordance with the relevant provisions of the Company’s Amended and Restated 2012 Equity Incentive Plan and/or the Company’s Amended and Restated 2017 New Employee Inducement Incentive Plan, as may be amended from time to time (collectively, the “Plans”) and Employee’s award agreements, all of Employee’s outstanding and unvested Equity Awards (as defined in the Policy), including, but not limited to, unvested restricted stock units and performance share units, will be forfeited and terminated automatically following the termination of Employee’s employment, effective as of the three (3)-month anniversary of Employee’s Termination Date, without any acceleration of vesting thereunder.
4.Wages, Benefits and Insurances Cease. Other than as set forth in Sections 2 and 3 above and in this Section 4, Employee agrees that (a) Employee will receive no wages, benefits or other monies of any nature from 8x8 or its affiliates after the Termination Date and (b) except as required by COBRA or corresponding state law, following the Termination Date Employee shall not have any right to continue to participate in, and to receive benefits under, any group medical, dental, life, disability or other group insurance plans of the Company or its affiliates, as well as under the educational assistance, holiday, and other benefit plans and policies of the Company or its affiliates. Employee acknowledges that 8x8 paid Employee all outstanding wages and all accrued but unused paid time off on or prior to the Termination Date, and that Employee is not owed any wages, commissions, bonuses, severance pay, paid time off or other compensation or benefits, or payments, or remuneration of any kind or nature, other than as provided in Section 2 above and subject to the terms and conditions of this Separation Agreement and the Supplemental Release. Employee acknowledges and agrees that Employee submitted an expense report and receipts for all business-related expenses and 8x8 has reimbursed all reasonable business expenses incurred prior to the Termination Date. Employee’s rights and obligations under any applicable ERISA 401(k) plan and any other ERISA retirement plan(s) and any loans extended thereunder shall be in accordance with the written terms of the plan(s) and applicable law.
5.Protection of Proprietary and Confidential Information. Subject to applicable law and the permitted disclosures set forth in this Separation Agreement, Employee promises and agrees that Employee will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary information belonging to or concerning the Company and/or its affiliates, or any of their respective vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. Employee

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agrees to be bound by, acknowledges and affirms the provisions of the IP Agreement, to the extent such provisions survive Employee’s end of employment.
6.Confidentiality. Except to the extent disclosed by the Company in compliance with the rules and regulations of the Securities and Exchange Commission (including any requirement to file this Separation Agreement with Securities and Exchange Commission), and subject to the permitted disclosures set forth in Section 7 of this Separation Agreement, the subject matter and terms of this Separation Agreement, including the Supplemental Release, shall be deemed “confidential information” within the meaning of the IP Agreement.
7.DTSA and Permitted Disclosures.
(a)Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Employee’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.  Nothing in this Separation Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(b)Notwithstanding anything contained in this Separation Agreement or the IP Agreement, Employee may disclose Company confidential information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations.  Further, nothing in any agreement Employee has with the Company shall prohibit or restrict Employee from making any voluntary disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(c)Notwithstanding anything to the contrary herein, nothing in this Separation Agreement or the IP Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

8.Return of Company Property. Employee agrees that Employee has returned to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that Employee has had in Employee’s possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, iPad, tablet, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If Employee at any time discovers that Employee has retained any Company proprietary or confidential information after the Termination Date, Employee agrees immediately upon discovery to contact the Company and make arrangements for returning the information. Notwithstanding the foregoing, Employee may retain copies of all records relating to Employee’s compensation and other records required by

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Employee for Employee’s income tax purposes, as well as Employee’s personal items, souvenirs and gifts.
9.Release of Claims Against 8x8 and Others. In exchange for the good and valuable consideration herein, including, but not limited to, 8x8’s agreement to provide Employee with the Severance Benefits, to the maximum extent permitted by applicable law, Employee, on behalf of Employee and Employee’s heirs, personal representatives, successors, spouses, registered domestic partners, children, and assigns, (collectively, the “Releasors”) hereby release, waive and forever discharge 8x8, its respective current and former officers, directors, employees, agents, stockholders, subsidiaries, predecessors, related companies, parent companies, companies with common or related ownership, successors, assigns, insurers, ERISA plans, trustees and administrators of ERISA plans, attorneys, owners and affiliates (the “Released Parties”) from any and all claims, liens, demands or liabilities whatsoever, whether known or unknown or suspected to exist by Employee (collectively, “Claims”), which Employee ever had, now have or may hereafter claim to have against 8x8, or any of the other Released Parties, including any Claims under the Company’s benefit plans or any other equity or equity-related plan of 8x8, or any award agreement thereunder. The release in this Section 9 includes, without limitation, any claims, liens, demands, attorneys’ fees or liabilities in connection with Employee’s employment with 8x8 and the termination of that employment, pursuant to any federal, state, or local employment laws, regulations, executive orders, or other requirements. This release does not cover any rights or Claims Employee may have under this Separation Agreement or that may arise after the date on which it is signed. Also excluded from this release are any rights that Employee has to an indemnity and defense from the Company by virtue of Employee’s employment or Board of Director service and any Claims which cannot be waived by law, including but not limited to claims for workers’ compensation, unemployment, the right to reimbursement of business expenses and the right to file a charge or participate in any investigation conducted by the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or a similar government agency. This release does not in any way waive Employee’s right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934. In addition, this release and covenant does not cover any rights or claims Employee may have as stockholder of the Company or any of the other Released Parties or with respect to any of Employee’s vested Equity Awards (after taking into consideration Section 2(d) above, and as defined in the Policy), which are subject to the terms and conditions of the Plans and Employee’s award agreements.
10.Examples of Laws Released. The laws under which Employee and the other Releasors release 8x8 and the other Released Parties from any claims under Section 9 above include, but are not limited to, contract law, common and statutory law regarding employee benefits, tort law, defamation law, wrongful discharge law, privacy rights, whistleblower protections, constitutional protections, wage and hour law, the California Fair Employment and Housing Act and any similar state law (which may include claims for retaliation and/or discrimination and harassment based on age, gender, race, color, ancestry, national origin, disability, medical condition, marital status, sexual orientation, gender, gender identity, religious creed, pregnancy, veteran or military status and other protected classes), the Federal Civil Rights Act of 1964 and 1991, as amended, the Americans With Disabilities Act, the Employee Retirement Income and Security Act, the Family and Medical Leave Act, the Equal Pay Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, wage and hour law, the Labor Management Relations Act, and any and all protections pursuant to any state’s Labor Code (to the extent waivable) including, the California Fair Employment and Housing Act, California Family Rights Act, California Spousal Military Leave Law, California WARN Act, the California Labor Code, and the California Private Attorney General Act, in each case to the maximum extent available under, and subject to, applicable law. For avoidance of doubt, and without limiting any other provision hereof, the release includes

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claims for any and all disputed back pay, front pay, wages, commissions, overtime compensation, penalties, accrued paid time off and attorneys’ fees, to the maximum extent available under, and subject to, applicable law, and all claims under Employee’s offer letter, the Employment Agreement, the Policy and, except as set forth in the last sentence of Section 9 above, all claims under any other contract, plan or policy between Employee and the Company or any of the other Released Parties. Employee acknowledges and agrees that Employee has been fully paid all earned wages for work performed through the Termination Date and that this waiver is for the purpose of resolving any disputed claim.
11.Waiver of Unknown Claims. This Separation Agreement is intended to be effective as a general release of and bar to all claims as stated in this subsection. Accordingly, the Releasors specifically waive all rights under California Civil Code Section 1542 and any similar applicable laws. California Civil Code Section 1542 states,
1.A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee acknowledges that Employee may later discover claims or facts in addition to or different from those which Employee now knows or believes to exist with regards to the subject matter of this Separation Agreement, and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected its terms. Nevertheless, the Releasors waive any and all claims that might arise as a result of such different or additional claims or facts.
12.Knowing and Voluntary Agreement. Employee has the longer of five (5) business days after Employee receives this Separation Agreement and the Termination Date to consider its terms. Employee may sign and return this Separation Agreement sooner if Employee wishes; provided, however, that Employee may not sign this Separation Agreement prior to the Termination Date. Employee agrees that changes to this Separation Agreement, whether material or immaterial, do not restart the running of the five (5) business day period. Employee is advised to consult with an attorney of Employee’s choosing prior to signing this Separation Agreement. Employee represents that Employee has had the opportunity to review this Separation Agreement and, specifically, the release in Section 9 of this Separation Agreement, with an attorney of Employee’s choice. Employee also agrees and acknowledges that Employee is receiving benefits and payments to which Employee would not otherwise be entitled unless Employee signs this Separation Agreement, that Employee has voluntarily consented to the release set forth in Section 9 of this Separation Agreement and that Employee has entered into this Separation Agreement freely, knowingly and voluntarily. This Separation Agreement shall be effective on the date Employee executes this Separation Agreement, which shall be the “Effective Date” of this Separation Agreement.
13.Certification of No Work-Related Injuries. Employee agrees, warrants and covenants that, to the best of Employee’s knowledge, Employee has not experienced or suffered any work-related occupational injuries or diseases (physical, mental or otherwise) arising out of or in the course of Employee’s employment with 8x8 and certifies that Employee has not failed to report any work-related occupational injuries or diseases arising out of or in the course of Employee’s employment with 8x8.
14.Cooperation. Employee agrees, in accordance with Section 8(c) of the Employment Agreement, that following the Termination Date, Employee shall fully cooperate with the Company (a) in all matters relating to the winding up of pending work on behalf of the

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Company and the orderly transfer of work to other employees of the Company, and (b) in the defense of any action brought against the Company by any third party.
15.Certain Provisions of the Policy. Employee acknowledges and agrees that Sections 7 (Coordination With Other Benefits), 8 (Limitation on Benefits) and 12 (Section 409A) of the Policy shall survive and apply with respect to the Severance Benefits, and are incorporated herein by reference.
16.Sole and Entire Agreement. It is understood and acknowledged that there are no other agreements or understandings between Employee and 8x8 about or pertaining to the termination of Employee’s employment with 8x8, or 8x8’s obligations to Employee with respect to such termination, or any other matter covered by this Separation Agreement, except for the Supplemental Release, the provisions of the Policy referenced in Section 15 above and the IP Agreement, to the extent such IP Agreement applies following a termination of employment.
17.Non-Admission of Liability. This Separation Agreement shall not be construed to be an admission of any liability to Employee or to any other person.
18.Construction and Severability. The invalidity or unenforceability of any particular provision of this Separation Agreement shall not affect the other provisions hereof, all of which shall remain enforceable in accordance with their terms. Should any of the obligations hereunder be found illegal or unenforceable as being too broad with respect to the duration, scope or subject matter thereof, such obligations shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable by law.
19.Choice of Law. Except as provided in Section 20, this Separation Agreement is to be governed by California law.
20.Dispute Resolution. The Parties agree that any dispute arising out of or relating to this Separation Agreement, the parties’ employment relationship, the termination of that relationship for any reason, and/or the enforceability and validity of this arbitration agreement, shall be settled by confidential binding arbitration before a single arbitrator in accordance with the rules of the Judicial Arbitration and Mediation Services (“JAMS”); provided, however, that, notwithstanding anything to the contrary herein, (a) Employee may, but is not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable and (b) this Section 20 shall not (i) cover any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement or (ii) preclude Employee from filing charges with the federal Equal Employment Opportunity Commission or similar state or local agencies. The JAMS rules may be found at http://www.jamsadr.com/rules-employment-arbitration/ and have been provided to Employee contemporaneously herewith. Any such arbitration, and the enforceability and validity of this arbitration agreement, shall be governed by the Federal Arbitration Act (“FAA”) to the exclusion of any state law inconsistent with the FAA. The arbitrator shall apply the substantive state or federal law (including the applicable statute of limitations as applicable) to the claim(s) asserted in arbitration. Claims arising under federal law shall be determined in accordance with federal law. Common law claims shall be determined in accordance with California substantive law, without regard to its conflict of law principles. The arbitrator’s decision will be final and binding on the Company and Employee. If the Company and Employee cannot agree on the arbitrator within thirty (30) days after either Party’s request for arbitration, the arbitrator will be selected by, or in accordance with a procedure established by JAMS. The arbitration will be held in San Francisco, California. The Company shall bear all administrative costs of JAMS and the fees and expenses of the arbitrator in accordance with JAMS’ rules and California law. Each Party shall bear his/its own attorneys’ fees and legal costs. If, however, any Party prevails on a statutory claim which affords the prevailing party attorneys’ fees or legal costs, or if there is a written agreement

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providing for attorneys’ fees, the arbitrator may award reasonable attorneys’ fees to the prevailing party consistent with applicable law. Notwithstanding this Section 20, the Parties may bring an action for provisional relief, including injunctive or other equitable relief to prevent any act or threatened act that may cause irreparable harm in any court of competent jurisdiction pursuant to California law.
1.[SIGNATURE PAGE FOLLOWS]

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In Witness Whereof, each party has executed this Separation Agreement as of the date set forth below next to its signature, which shall be on or after the Termination Date.
This Separation Agreement may be executed in one or more counterparts, each of which shall be an original, and both of which together shall constitute the same instrument.

Dated: December 5, 2022    __/s/ David Sipes____________________
(may only be executed on or     David Sipes
after the Termination Date)

8x8, Inc.
Dated: December 1, 2022    By: ________________
Name: Jaswinder Pal (J.P.) Singh
Title: Chairman of the Board

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